Contacts:	David L. Kerr Senior Vice President – Corporate Development 713.386.1420 dkerr@comsys.com	Amy Bobbitt Senior Vice President & Chief Accounting Officer 480.777.6680

abobbitt@comsys.com

COMSYS IT PARTNERS, INC. TO RECORD
FOURTH QUARTER NON-CASH GOODWILL IMPAIRMENT CHARGE
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RECONFIRMS PREVIOUS GUIDANCE ON REVENUES AND EPS (EXCLUDING THE CHARGE)

HOUSTON, TX (February 3, 2009) – COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading provider of information technology staffing and consulting services, today announced that it will record a fourth quarter non-cash charge for goodwill impairment in accordance with Statement of Financial Accounting Standards 142. As a result of this charge, the Company expects it will report a net loss for the fourth quarter and for of the year ended December 28, 2008.

The Company had $175.0 million of goodwill at September 28, 2008, and the impairment charge will cover some or all of that amount. The actual amount of the charge is subject to finalization, and COMSYS expects to complete its analysis prior to reporting its fourth quarter 2008 results. The expected impairment is the result of the decline in the Company’s stock price during the fourth quarter due to current market conditions. The Company’s current operating trends as well as its financial results in the fourth quarter were not factors that led to the charge. The non-cash charge will not have an impact on the Company’s liquidity or normal business operations.

COMSYS also reconfirmed its previous guidance for the fourth quarter, excluding the goodwill impairment charge, of revenue of $168 million to $173 million and net income per diluted common share of $0.12 to $0.17. Included in the guidance was approximately $1.5 million (or $0.07 per diluted share) of expenses relating to restructuring costs and non-cash compensation expenses related to a prior acquisition.

The Company expects to announce its fourth quarter and full-year 2008 financial results on February 19, 2009, and will provide additional information on the impairment and general commentary during its scheduled conference call.

About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading IT services company with 53 offices across the U.S. and offices in Puerto Rico, Canada and the U.K.  COMSYS service offerings include contingent and direct hire placement of IT professionals as well as a wide range of technical services and solutions addressing requirements across the enterprise.  TAPFIN Process Solutions delivers critical management solutions across the resource spectrum from contingent workers to outsourced services.

Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect the Company’s plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. These forward-looking statements are largely based on the Company’s expectations and beliefs concerning future events, which reflect estimates and assumptions made by management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to its operations and business environment, all of which are difficult to predict and many of which are beyond its control, including:

•	economic declines that affect the Company’s business, including its profitability, liquidity or the ability to comply with applicable loan covenants;

•	the financial stability of the Company’s lenders and their ability to honor their commitments related to our credit agreements;

•	the financial stability of the Company’s customers and other business partners and their ability to pay their outstanding obligations;

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	the impact of competitive pressures on the Company’s ability to maintain or improve its operating margins, including pricing pressures as well as any change in the demand for its services;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	adverse changes in credit and capital markets conditions that may affect the Company’s ability to obtain financing or refinancing on favorable terms or that may warrant changes to existing credit terms;

•	the Company’s success in attracting, training, retaining and motivating billable consultants and key officers and employees;

•	the Company’s ability to shift a larger percentage of its business mix into IT solutions, project management and business process outsourcing and, if successful, the Company’s ability to manage those types of business profitably;

•	weakness or reductions in corporate information technology spending levels;

•	the Company’s ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the entry of new competitors into the U.S. staffing services market due to the limited barriers to entry or the expansion of existing competitors in that market;

•	increases in employment-related costs such as healthcare and unemployment taxes;

•	the possibility of the Company’s incurring liability for the activities of its billable consultants or for events impacting its billable consultants on clients’ premises;

•	the risk that the Company may be subject to claims for indemnification under its customer contracts;

•	the risk that cost cutting or restructuring activities could cause an adverse impact on certain of the Company’s operations;

•	adverse changes to management’s periodic estimates of future cash flows that may affect the Company’s assessment of its ability to fully recover its goodwill; and

•	whether governments will amend existing regulations or impose additional regulations or licensing requirements in such a manner as to increase the Company’s costs of doing business.

Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond its control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this report are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in this section as well as the “Risk Factors” section included in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this report. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on the Company’s behalf.